Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	October 31, 2022	October 31, 2021

Assets

Current assets:
Cash and cash equivalents	$319,680	$276,670
Short-term investments	38,820	-
Accounts receivable	198,147	174,447
Inventories	50,753	55,249
Other current assets	37,252	44,250

Total current assets	644,652	550,616

Property, plant and equipment, net	643,873	696,553
Other assets	27,305	47,033

Total assets	$1,315,830	$1,294,202

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$10,024	$22,248
Accounts payable and accrued liabilities	183,773	153,900

Total current liabilities	193,797	176,148

Long-term debt	32,310	89,446
Other liabilities	27,634	28,046

Photronics, Inc. shareholders' equity	831,527	823,692
Noncontrolling interests	230,562	176,870
Total equity	1,062,089	1,000,562

Total liabilities and equity	$1,315,830	$1,294,202